Exhibit 10.2

Execution Version

DIRECTOR NOMINATION AGREEMENT

This DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is entered into on March 10, 2021 to be effective as of the Effective Time by and among the Mosing Parties (as defined herein), Oak Hill Advisors, L.P., a Delaware limited partnership (“Oak Hill”), Frank's International N.V., a public company organized under the laws of the Netherlands (the “Company”), and any other member of Expro (as defined below) validly executing a joinder to this Agreement in accordance with Section 6.10 hereof (each, a “Joinder Shareholder”). The Mosing Parties, Oak Hill and any Joinder Shareholder are sometimes referred to herein as the “Shareholders” and the Shareholders and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, on the date hereof, the Company, New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company, and Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Expro”), entered into that certain Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and at the Effective Time, each ordinary share of common stock, par value $0.01, of Expro, including those held by the Oak Hill Group and any Joinder Shareholder immediately prior to the Effective Time, will be converted into the right to receive common shares in the capital of the Company (“Company Common Stock”) in an amount set forth in the Merger Agreement;

WHEREAS, in connection with the Merger Agreement and at the Effective Time, the Articles of Association of the Company will be amended to, among other things, provide for a one-tier board structure to replace the Company’s existing two-tier board structure; and

WHEREAS, the Parties desire to enter into this Agreement in order to, among other things, provide for certain corporate governance and related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Affiliate” means, as to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person and, in respect of a Shareholder, any investment fund, vehicle, holding company or separately managed account, in each case, for which such Shareholder, the discretionary manager or advisor of such Shareholder, or any Affiliate of such Shareholder serves as the general partner, managing member or discretionary manager or advisor; provided that limited partners, non-managing members or other similar direct or indirect investors in such Shareholder (in their capacities as such) shall not be deemed to be Affiliates of such Shareholder; provided, further, that none of the Shareholders shall be deemed to be Affiliates of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of the Shareholders for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“beneficial ownership,” including the correlative terms “beneficially own,” “beneficial owner,” “own,” and “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” means the board of directors of the Company following the amendment to the Articles of Association of the Company to provide for a one-tier board structure as described in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in Houston, Texas or New York, New York are authorized pursuant to a Law to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such locations.

“Closing Shares” has the meaning set forth in Section 3.2(a).

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Confidential Information” has the meaning set forth in Section 4.1(b).

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company from and after the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each non-executive director of the Company who (i) is not a Mosing Director, Oak Hill Director or Joinder Shareholder Director, (ii) (A) for so long as this Agreement has not terminated with respect to the Oak Hill Group, is not a director, officer or employee of, any member of the Oak Hill Group, (B) for so long as this Agreement has not terminated with respect to the Mosing Parties, is not a Mosing Family Member, (C) for so long as this Agreement has not terminated with respect to a Joinder Shareholder Group, is not a director, officer or employee of, any member of such Joinder Shareholder Group and (D) has been determined by the Nominating and Governance Committee of the Company in good faith not to have any relationship with any Mosing Party or Mosing Family Member, the Oak Hill Group or any Joinder Shareholder Group, as applicable, that would be material to the director’s ability to be independent from a Mosing Family Member, the Oak Hill Group or such Joinder Shareholder Group, respectively, (iii) is independent under the NYSE listing rules and, if applicable, the Dutch Corporate Governance Code unless any deviation from such Code is explained in the Statutory Dutch Annual Report of the Company and (iv) is designated by the Nominating and Governance Committee of the Company as a Company Independent Director.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Designator” means (i) the Mosing Parties holding the majority of Company Common Stock owned by the Mosing Parties, (ii) Oak Hill and (iii) the holders of the majority of Company Common Stock owned by a Joinder Shareholder Group.

“Effective Time” means the time at which the Merger shall become effective as specified in the Plan of Merger.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Expro” has the meaning set forth in the recitals.

“Family Member” means with respect to any Person, a spouse, lineal ancestor, lineal descendent, legally adopted child, brother or sister of any such Person, or a lineal descendent or legally adopted child of a brother or sister of such Person.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, non-U.S., or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court, employment tribunal or other tribunal); or (iv) arbitrator or arbitration authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Joinder Shareholder” has the meaning set forth in the preamble.

“Joinder Shareholder Designee” has the meaning set forth in Section 3.2(b)(i).

“Joinder Shareholder Director” has the meaning set forth in Section 3.2(b)(iii).

“Joinder Shareholder Group” means any Joinder Shareholder and its Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of a Joinder Shareholder Group and none of the Mosing Parties or Oak Hill (nor any of their respective Affiliates) shall be a member of a Joinder Shareholder Group.

“Joinder Shareholder Representative” has the meaning set forth in Section 6.11(c).

“Law” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE or any other stock exchange on which the Company Common Stock is listed).

“Legal Proceeding” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Body or any arbitration or mediation tribunal.

“Mosing Designee” has the meaning set forth in Section 3.2(c)(i).

“Mosing Director” has the meaning set forth in Section 3.2(c)(ii).

“Mosing Family Member” means the Persons set forth on Exhibit B, any Person who is a Family Member of such Persons, and each of their respective Affiliates (including trusts established for the benefit of the foregoing Persons).

“Mosing Parties” means the Shareholders executing this Agreement under the heading “Mosing Parties” on the signature pages hereto.

“Mosing Representative” has the meaning set forth in Section 6.11(a).

“Merger Agreement” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to the requirement that any Party take action to achieve a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Common Stock owned by such party, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making, or causing to be made with Governmental Bodies, all filings, registrations or similar actions that are required to achieve such result.

“Non-Shareholder Designee” has the meaning set forth in Section 3.2(g).

“Non-Shareholder Director” has the meaning set forth in Section 3.2(g).

“NYSE” means the New York Stock Exchange.

“Oak Hill Designee” has the meaning set forth in Section 3.2(a)(i).

“Oak Hill Director” has the meaning set forth in Section 3.2(a)(iii).

“Oak Hill Group” means Oak Hill and its Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of the Oak Hill Group.

“Oak Hill Representative” has the meaning set forth in Section 6.11(b).

“Other Shareholder” means, with respect to any member of a Shareholder Group, a holder or beneficial owner of Company Common Stock that is not a member of such Shareholder Group.

“Party” and collectively, “Parties”, has the meaning set forth in the preamble.

“Person” means an individual, Entity or Governmental Body.

“Recipient” has the meaning set forth in Section 4.1(a).

“Relevant Agreements” means (i) the Company Voting Agreements and Parent Voting Agreements entered into on the date hereof by and among the Company, Expro and the Mosing Parties, Oak Hill and certain other members of Expro, (ii) the Registration Rights Agreement (Expro Holders) entered into on the date hereof by and among the Company and the members of Expro party thereto, (iii) the Registration Rights Agreement (Mosing Holders), as amended through the date hereof, by and among the Company and certain shareholders of the Company and (iv) the Merger Agreement.

“Representatives” has the meaning set forth in Section 4.1(a).

“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Shareholder Designees” has the meaning set forth in Section 3.2(c)(i).

“Shareholder Directors” refers to, collectively, each Mosing Director, each Oak Hill Director and, if applicable, each Joinder Shareholder Director.

“Shareholder Group” means each of (i) the Mosing Parties, (ii) the Oak Hill Group and (iii) any Joinder Shareholder Group, and their respective successors and assigns, and references to “members” of any such Shareholder Group mean any Person falling within the applicable definition of such Shareholder Group.

“Subsidiary” means, with respect to a Person, (i) another Person that is, directly or indirectly, through one or more intermediaries, controlled by such first Person or (ii) another Person in which such first Person directly or indirectly, through one or more intermediaries, owns, beneficially or of record, (A) an amount of voting securities or other interests in such Person sufficient to enable such first Person to elect at least a majority of the members of such Person’s board of directors or other governing body, or (B) at least 50% of the outstanding equity or financial interests of such Person.

“Termination Date” has the meaning set forth in Section 2.1.

Section 1.2    Definitions Incorporated from Merger Agreement. Capitalized terms used but not defined herein shall have the meanings given in the Merger Agreement.

ARTICLE II

TERM

Section 2.1    Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically (a) with respect to Oak Hill, on the first date that the Oak Hill Group, based on its collective ownership of Company Common Stock, would no longer have the right to nominate an Oak Hill Designee pursuant to Section 3.2(a), (b) with respect to any Joinder Shareholder, on the first date that such Joinder Shareholder’s Joinder Shareholder Group, based on its collective ownership of Company Common Stock, would no longer have the right to nominate a Joinder Shareholder Designee pursuant to Section 3.2(b), (c) with respect to the Mosing Parties, on the first date that the Mosing Parties, based on the collective ownership of Company Common Stock by the Mosing Family Members, would no longer have the right to nominate a Mosing Designee pursuant to Section 3.2(c), (d) with respect to the Company, on the first date that no Designator has the right to nominate a Shareholder Designee pursuant to Section 3.2, and (e) with respect to each of the Parties, if the Merger Agreement is terminated prior to the Effective Time, at the time of such termination. Notwithstanding the foregoing, the provisions of Section 4.1, Article V and Article VI, and any claim for breach of the covenants set forth in this Agreement, shall survive the termination of this Agreement. The date that this Agreement terminates with respect to any Party, as applicable, is referred to herein as such Party’s “Termination Date.”

ARTICLE III

CORPORATE GOVERNANCE MATTERS

Section 3.1    Board Composition. The Board immediately following the Effective Time shall initially consist of the Parent Designated Directors and the Company Designated Directors.

Section 3.2    Director Nomination Rights.

(a)    Commencing with the annual general meeting of shareholders of the Company held in 2022, in connection with any annual or extraordinary general meeting of the shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting, if the Oak Hill Group receives shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of outstanding shares of Company Common Stock as of the Effective Time (after giving effect to the issuance of Company Common Stock in the Merger pursuant to the Merger Agreement) (the “Closing Shares”), then:

(i)    for so long as the Oak Hill Group collectively owns shares of Company Common Stock equal to at least 20% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), Oak Hill shall have the right to designate two persons as its nominees for election to the Board as non-executive directors (each, an “Oak Hill Designee”) (unless two Oak Hill Directors are already serving as non-executive directors of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company);

(ii)    for so long as the Oak Hill Group collectively owns shares of Company Common Stock equal to at least 10% (but less than 20%) of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), Oak Hill shall have the right to designate one Oak Hill Designee for election to the Board as non-executive director (unless an Oak Hill Director is already serving as a non-executive director of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company) and Oak Hill shall thereafter no longer have the right to designate, collectively, two Oak Hill Designees pursuant to this Agreement; and

(iii)    upon the Oak Hill Group ceasing to collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), Oak Hill shall thereafter not have the right to designate any Oak Hill Designee pursuant to this Agreement. Any Oak Hill Designee that is serving on the Board is referred to herein an “Oak Hill Director.”

(b)    Commencing with the annual general meeting of shareholders of the Company held in 2022, in connection with any annual or extraordinary general meeting of the shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting, if any Joinder Shareholder Group receives shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of Closing Shares, then:

(i)    for so long as such Joinder Shareholder Group collectively owns shares of Company Common Stock equal to at least 20% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the members of such Joinder Shareholder Group holding the majority of the Company Common Stock owned by such Joinder Shareholder Group shall collectively have the right to designate two persons as the nominees for such Joinder Shareholder Group for election to the Board as non-executive directors (each, a “Joinder Shareholder Designee”) (unless two Joinder Shareholder Directors for such Joinder Shareholder Group are already serving as non-executive directors of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company);

(ii)    for so long as such Joinder Shareholder Group collectively owns shares of Company Common Stock equal to at least 10% (but less than 20%) of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the members of such Joinder Shareholder Group holding the majority of Company Common Stock owned by such Joinder Shareholder Group shall collectively have the right to designate one Joinder Shareholder Designee for such Joinder Shareholder Group for election to the Board as non-executive director (unless a Joinder Shareholder Director for such Joinder Shareholder Group is already serving as a non-executive director of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company) and such members of the Joinder Shareholder Group shall thereafter no longer have the right to designate, collectively, two Joinder Shareholder Designees pursuant to this Agreement;

(iii)    upon such Joinder Shareholder Group ceasing to collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), such Joinder Shareholder Group shall thereafter not have the right to designate any Joinder Shareholder Designee pursuant to this Agreement. Any Joinder Shareholder Designee that is serving on the Board is referred to herein as a “Joinder Shareholder Director”; and

(iv)    notwithstanding anything herein to the contrary (A) a number of Company Designated Directors equal to the number of Joinder Shareholder Designees being designated as nominees for election to the Board at such general meeting of shareholders shall not be designated as nominees for election to the Board at such general meeting of shareholders by the Nominating and Governance Committee pursuant to Section 3.2(g) and (B) if the number of Non-Shareholder Designees being designated as nominees for election to the Board at such general meeting of shareholders by the Nominating and Corporate Governance Committee is insufficient for the Nominating and Governance Committee to comply with the proviso contained in Section 3.2(g), then at least one designee of any Shareholder that is entitled in connection with such general meeting of shareholders to designate two nominees for election to the Board shall be a person that qualifies as a Company Independent Director, other than pursuant to clause (i) of such definition.

(c)    Commencing with the annual general meeting of shareholders of the Company held in 2022, in connection with any annual or extraordinary general meeting of the shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting:

(i)    for so long as the Mosing Family Members collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Mosing Parties holding the majority of Common Stock owned by the Mosing Parties shall have the right to designate one person as their nominee for election to the Board as non-executive director (the “Mosing Designee” and, together with any Oak Hill Designee or any Joinder Shareholder Designee, a “Shareholder Designee”) (unless a Mosing Director is already serving as a non-executive director of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company); and

(ii)    upon the Mosing Family Members ceasing to collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Mosing Parties shall thereafter not have the right to designate a Mosing Designee pursuant to this Agreement. Any Mosing Designee that is serving on the Board is referred to herein as a “Mosing Director.”

(d)    For the avoidance of doubt, except as set forth in this Section 3.2, directors will serve until the earlier of such director’s death, resignation or removal or the close of the next annual general meeting of shareholders of the Company held after their most recent election or re-election, and this Section 3.2(d) does not bestow nomination rights on the relevant Mosing Parties, Oak Hill or any applicable Joinder Shareholder to the extent that a Mosing Director, one or two Oak Hill Directors and/or one or two Joinder Shareholder Directors, respectively, is/are already serving as member(s) of the Board at the time of the relevant meeting of shareholders of the Company being convened and shall continue to serve as such following such meeting.

(e)    Subject to Section 3.2(b)(iv), a Shareholder Designee is not required to qualify as a Company Independent Director but must satisfy any other applicable requirements for service on the Board set forth in the Articles of Association of the Company, the Dutch Corporate Governance Code unless any deviation from such Code is explained in the Statutory Dutch Annual Report of the Company (if applicable), and the rules and regulations of the NYSE or applicable Law.

(f)    Each Shareholder Designee shall have a fiduciary duty to act in the interest of the Company and its business, to promote the sustainable success of the Company and to take into account the interests of all stakeholders of the Company in accordance with the standards required by applicable Law.

(g)    In connection with any general or extraordinary meeting of shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting, the Nominating and Governance Committee of the Company shall have the right to designate persons as nominees for election as non-executive director of the Company for each vacancy on the Board for which a Designator is not entitled to designate a Shareholder Designee (such designee a “Non-Shareholder Designee” and each such designee serving on the Board and each of the Company Independent Directors initially elected to serve on the Board by the Company in accordance with Section 3.1, a “Non-Shareholder Director”); provided, however, that the Nominating and Governance Committee of the Company shall nominate a sufficient number of individuals who qualify as Company Independent Directors so that the Board (taking into account the Mosing Director, the Oak Hill Directors, any Joinder Shareholder Directors and the individuals nominated by the Nominating and Governance Committee of the Company) will consist of a majority of Company Independent Directors and otherwise satisfy the requirements of the NYSE, the Dutch Corporate Governance Code unless any deviation from such Code is explained in the Statutory Dutch Annual Report of the Company (if applicable), and applicable Law.

(h)    The Company shall cause a binding nomination to be made for the election of each Shareholder Designee and Non-Shareholder Designee designated in accordance with Section 3.2(a) through Section 3.2(c) and Section 3.2(g) to the relevant general meeting of shareholders of the Company and shall cause each such person to be included in the Company’s proxy materials and form of proxy disseminated to shareholders in connection with the election of directors (including any extraordinary meeting of shareholders held for the election of directors). The Company shall use its reasonable best efforts to cause the election of each such Shareholder Designee and Non-Shareholder Designee, including soliciting proxies in favor of the election of such persons. The Company shall not be required to take the actions stipulated in the foregoing provisions of this Section 3.2(h) with respect to a Shareholder Designee if the Company reasonably believes that such Shareholder Designee does not satisfy the requirements for service on the Board set forth in the Articles of Association of the Company, the rules and regulations of the NYSE, the Dutch Corporate Governance Code unless any deviation from such Code is explained in the Statutory Dutch Annual Report of the Company (if applicable), or applicable Law.

(i)    In the event that a Shareholder Director shall cease to serve as a non-executive director of the Company for any reason, the vacancy resulting therefrom shall be filled by the Board with a substitute individual, designated by the Designator that designated such Shareholder Director so long as such Designator would, at the time of such designation, have the right to designate a Shareholder Designee pursuant to this Section 3.2. Otherwise, such substitute individual shall be designated by the Board at the recommendation of the Nominating and Governance Committee of the Company.

(j)    In the event that a Non-Shareholder Director shall cease to serve as a non-executive director for any reason, the vacancy resulting therefrom shall be filled by the Board with a substitute individual designated by the Board at the recommendation of the Nominating and Governance Committee of the Company.

(k)    A substitute individual designated pursuant to Section 3.2(i) or Section 3.2(j) shall, subject to applicable Law, have all rights, tasks, duties and responsibility of a non-executive director of the Company until that person (or an alternate Shareholder Designee or Non-Shareholder Designee, as applicable) is elected as a Shareholder Director or Non-Shareholder Director in accordance with this Section 3.2.

(l)    For the avoidance of doubt, each Designator shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company.

(m)     Each Designator shall (i) upon making its designation pursuant to this Section 3.2, in the case of the Mosing Designee, provide evidence of the Company Common Stock held by the Mosing Family Members, in the case of the Oak Hill Designee, provide evidence of the Company Common Stock held by the Oak Hill Group and in the case of the Joinder Shareholder Designee, provide evidence of the Company Common Stock held by the applicable Joinder Shareholder Group and (ii) if the Company so requests, make such designation by such date requested by the Company, which request shall be made at least 30 days in advance of such requested date.

Section 3.3    Shareholders Agreement to Vote. From and after the date hereof, except as provided in Section 3.4, each Shareholder shall and shall cause each of its controlled Affiliates to:

(a)    cause the shares of Company Common Stock owned by such Person to be present for quorum purposes at any Company shareholder meeting at which directors shall be elected; and

(b)    cause the shares of Company Common Stock owned by such Person to be voted (or take action by written consent) in favor of the election of each Shareholder Designee.

Section 3.4    Meeting of Shareholders. Except with respect to the filling of vacancies on the Board in accordance with Section 3.2, the Company shall take all Necessary Action to conduct the election or removal of members of the Board only at a general meeting of shareholders and not at an extraordinary meeting of shareholders. Each Shareholder will not vote in favor of nominations made by shareholders that are not a party to this Agreement or which have not otherwise been recommended by the Board.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1    Sharing of Information; Confidentiality.

(a)    To the extent permitted by antitrust, competition or any other applicable Law, the Parties agree that (i) a Shareholder Director may share Company Confidential Information with the members of the Shareholder Group of the Designator that designated such Shareholder Director (a “Recipient”) and (ii) any Recipient may share Company Confidential Information with its controlled Affiliates and its and their respective officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives who reasonably need to know such information in providing services to such Recipient (collectively, “Representatives”), subject to the provisions of this Article IV, and except to the extent sharing such information would reasonably be expected to result in a loss of privilege with respect to legal advice.

(b)    During the term of this Agreement and for a period of one year following the Termination Date with respect to a Recipient, subject to Section 4.1(c) and except as contemplated by this Agreement or any Relevant Agreement, such Recipient shall not, and shall cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, any Company Confidential Information. Each Recipient shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized disclosure of the Company Confidential Information by it or any of its or their Representatives as they currently use for their own confidential information of a like nature. For purposes of this Section 4.1(b), any Information, material or documents relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any Recipient, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any Recipient or its Representatives, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” Company Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any Recipient or Representative not otherwise permissible hereunder, (ii) a Recipient can demonstrate was or became available to a Recipient or Representative from a source other than the Company or its Affiliates or a Shareholder Designee or (iii) is developed independently by a Recipient or Representative without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such Recipient or Representative to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.

(c)    If any Recipient or its Affiliate is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any administrative or regulatory authority or other Governmental Body or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Section 5.1 of this Agreement), the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall provide the Company with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that the Company shall have an opportunity to seek an appropriate protective order, and such Recipient agrees to take, and cause its Representatives to take, at the Company’s expense, all other reasonable steps necessary to obtain confidential treatment with respect to such Company Confidential Information. Subject to the foregoing, such Recipient may thereafter disclose or provide any Company Confidential Information to the extent it is advised by legal counsel that it is required by such Law or stock exchange requirement or by lawful process or such Governmental Body.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1    Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any applicable principles of conflicts of law that might require the application of the Laws of any other jurisdiction.

(b)    In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York or to the extent such court does not have subject matter jurisdiction, the United States District Court for the Southern District of New York, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 5.1, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 6.2 of this Agreement. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party accordingly agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In circumstances where a Party is obligated to take action under this Agreement and such Party fails to take such action each of the Parties expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to enforce specifically the breaching Party’s obligations under this Agreement. Each Party accordingly agrees not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 5.1(c). Each Party further agrees that no other Party and no other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.1(c), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Corporate Power.

(a)    Each Party represents on behalf of itself as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 6.2    Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 6.2 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 6.2) and (b) at the end of the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, or Person as a Party may designate by notice to the other Parties):

If to the Mosing Parties to:

Mosing Group

10260 Westheimer Road, Ste. 200

Houston, Texas 77042

Attention:	Michelle Foutch
Email:	Michelle.Foutch@mosinggroup.com

With a copy to:

Locke Lord LLP
600 Travis St, Suite 2800

Houston, TX 77002

Attention:	Steve Peterson
Megan Foscaldi
Email:	speterson@lockelord.com
Megan.Foscaldi@lockelord.com

If to Oak Hill, to:

Oak Hill Advisors, L.P.

1114 Avenue of the Americas

38th Floor

New York, New York 10036

Attention:	Office of the General Counsel
Email:	EArbeter@oakhilladvisors.com; LegalOHA@ohpny.com

If to the Company, to:

Frank's International N.V.

10260 Westheimer Road Suite 700

Houston, Texas 77042

Attention:	Melissa Cougle, Chief Financial Officer
John Symington, General Counsel
Email:	Melissa.Cougle@franksintl.com
John.Symington@franksintl.com

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760

Attention:	T. Mark Kelly
Stephen M. Gill
Michael Telle
Email:	mkelly@velaw.com
sgill@velaw.com
mtelle@velaw.com

Section 6.3    Severability. If any provision of this Agreement (or portion thereof) is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement (or portion thereof) will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.4    Entire Agreement. This Agreement, including exhibits and amendments hereto, and the Relevant Agreements and any other document or instrument referred to herein constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

Section 6.5    Assignment; No Third-Party Beneficiaries. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Company Independent Directors pursuant to Section 6.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.6    Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to this Agreement. A Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 6.7    Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 6.8    Execution of Agreement; Counterparts; Electronic Signatures.

(a)    The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties it being understood that all Parties need not sign the same counterpart.

(b)    The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

Section 6.9    Enforceable by the Company Independent Directors. All of the Company’s rights under this Agreement may be enforced exclusively by the Company Independent Directors; provided that nothing in this Agreement shall require the Company Independent Directors to act on behalf of, or enforce any rights of, the Company. Any recovery in connection with a Legal Proceeding brought by the Company Independent Directors hereunder with respect to a Shareholder Group shall be for the proportionate benefit of all Other Shareholders.

Section 6.10    Joinder Shareholders. If any member of Expro, together with its Affiliates, received (or is to receive) in the aggregate shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of Closing Shares, such member and any such Affiliates may, but shall not be obligated to, execute a joinder to this Agreement substantially in the form of Exhibit A no later than three Business Days following the Effective Time to become a Joinder Shareholder hereunder. No Person may become a Joinder Shareholder following the expiration of such three Business Day period. Notwithstanding the foregoing, to the extent members of Expro are Affiliates, only one of such members shall be the Joinder Shareholder and collectively all such members shall consist of one Joinder Shareholder Group.

Section 6.11    Party Representatives.

(a)    Each of the Mosing Parties, by executing and delivering this Agreement, hereby appoints Michelle Foutch as its representative to act on behalf of the Mosing Parties for all purposes under this Agreement (the “Mosing Representative”), including the exercise of all rights of the Mosing Parties hereunder and the making of all elections and decisions to be made by the Mosing Parties pursuant to this Agreement. The Company and the Mosing Parties hereby acknowledge and agree that the Mosing Representative shall have the power and authority to act on behalf of the Mosing Parties pursuant to this Agreement and that the act of the Mosing Representative shall constitute the act of the Mosing Parties for all purposes under this Agreement. The Mosing Representative may assign the power and authority granted to the Mosing Representative pursuant to this Section 6.11 to any other Mosing Family Member, who shall thereafter serve as the Mosing Representative. Written notice of any such assignment shall be given to the Company promptly following the effectiveness thereof. The Company shall be entitled to rely on any act or writing executed by the Mosing Representative.

(b)    Oak Hill (the “Oak Hill Representative”) hereby represents and warrants that it has been duly authorized by each member of the Oak Hill Group to act on behalf of the Oak Hill Group for all purposes under this Agreement, including the exercise of all rights of the Oak Hill Group hereunder and the making of all elections and decisions to be made by Oak Hill pursuant to this Agreement. The Company hereby acknowledges and agrees that the Oak Hill Representative shall have the power and authority to act on behalf of the Oak Hill Group pursuant to this Agreement and that the act of the Oak Hill Representative shall constitute the act of each member of the Oak Hill Group for all purposes under this Agreement. The Oak Hill Representative may assign the power and authority granted to the Oak Hill Representative pursuant to this Section 6.11 to any other member of the Oak Hill Group, who shall thereafter serve as the Oak Hill Representative. Written notice of any such assignment shall be given to the Company promptly following the effectiveness thereof. The Company shall be entitled to rely on any act or writing executed by the Oak Hill Representative.

(c)    The Joinder Shareholder (a “Joinder Shareholder Representative”), by executing and delivering a joinder to this Agreement, hereby represents and warrants that it has been duly authorized by each member of its Joinder Shareholder Group to act on behalf of such Joinder Shareholder Group for all purposes under this Agreement, including the exercise of all rights of such Joinder Shareholder Group hereunder and the making of all elections and decisions to be made by such Joinder Shareholder Group pursuant to this Agreement. Upon such appointment, the Company hereby acknowledges and agrees that the Joinder Shareholder Representative shall have the power and authority to act on behalf of such Joinder Shareholder Group pursuant to this Agreement and that the act of the Joinder Shareholder Representative shall constitute the act of each such Joinder Shareholder Group for all purposes under this Agreement. Any Joinder Shareholder Representative may assign the power and authority granted to such Joinder Shareholder Representative pursuant to this Section 6.11 to any other member of the Joinder Shareholder Group, who shall thereafter serve as such Joinder Shareholder Representative. Written notice of any such assignment shall be given to the Company promptly following the effectiveness thereof. The Company shall be entitled to rely on any act or writing executed by a Joinder Shareholder Representative.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized, all as of the date first written above.

Frank's International N.V.

By:	/s/ Michael C. Kearney
Name:	Michael C. Kearney
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Director Nomination Agreement]

MOSING PARTIES:

By:	/s/ Kirkland D. Mosing
Name:	Kirkland D. Mosing

By:	/s/ Erich L. Mosing
Name:	Erich L. Mosing

By:	/s/ S. Brent Mosing
Name:	S. Brent Mosing

By:	/s/ D. Keith Mosing
Name:	D. Keith Mosing

By:	/s/ Jeffrey Louis Mosing
Name:	Jeffrey Louis Mosing

By:	/s/ Michael F. Mosing
Name:	Michael F. Mosing

By:	/s/ Sharon M. Mosing
Name:	Sharon M. Mosing

By:	/s/ Melanie Mosing
Name:	Melanie Mosing

By:	/s/ Kendall Mosing
Name:	Kendall Mosing

[Signature Page to Director Nomination Agreement]

Oak Hill Advisors, L.P.

By:	/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Authorized Signatory

[Signature Page to Director Nomination Agreement]

Exhibit A

Form of Joinder to Director Nomination Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joinder Shareholder”) in accordance with the Director Nomination Agreement, dated March 10, 2021 (as amended from time to time, the “Director Nomination Agreement”), by and among the Mosing Parties, Oak Hill Advisors, L.P., Frank's International N.V., a public company organized under the laws of the Netherlands (the “Company”), and the other shareholders parties thereto.

The Joinder Shareholder hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, such Joinder Shareholder shall be deemed to be a party to the Director Nomination Agreement as of the date hereof and shall have all of the rights and obligations of a “Joinder Shareholder” thereunder as if it had been an original party to the Director Nomination Agreement. The Joinder Shareholder hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Director Nomination Agreement.

The Joinder Shareholder hereby represents and warrants that it: (i) has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Joinder Agreement and to consummate the transactions contemplated hereby, (ii) this Joinder Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with its terms and (iii) together with its Affiliates, received (or is to receive) in the aggregate shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of Closing Shares.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

JOINDER SHAREHOLDER:

[NAME]

By:
Name:
Title:

Notice Address:
[_________________]
[_________________]
Attention: [_________________]
Email: [_________________]

COMPANY:

Frank's International N.V.

By:
Name:
Title:

Exhibit B

Mosing Family Members

D. Keith Mosing

Donald Keith Mosing Family Partnership, Ltd

M. Mosing 2010 IRREV Trust

N. Mosing 2010 IRREV Trust

2015 Mosing Family Delaware Trust fbo Keith Mosing

ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Donald Keith Mosing

Gregory Stanton Mosing

2009 Mosing Family Delaware Dynasty Trust fbo Gregory Stanton Mosing

G. Stanton Investments, LP

ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Gregory Stanton Mosing

Trust ulw Janice P.Mosing fbo Lindsey R.Mosing

William Bradford Mosing

WBM Partnership, LP

Trust ulw Janice P.Mosing fbo Victoria R.Mosing

Trust ulw Janice P.Mosing fbo Jaclyn E.Mosing

The 2016 Mosing Family Delaware Dynasty fbo William Bradford Mosing

Melanie Christine Mosing

To Look Within, LLC (Melanie)

2009 Mosing Family Delaware Dynasty Trust fbo Melanie Christine Mosing

ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Melanie Christine Mosing

Clara Belle LeBlanc Mosing

Estate of Clara Belle LeBlanc Mosing

S. Brent Mosing

Steven Brent Mosing Family, L.L.C

Stephanie Mosing Godwin

Michael Frank Mosing

Michael Frank Mosing Family L.L.C.

Bryn Patrick Mosing

Vohn Patrick Mosing

Sharon M. Miller

Miller Ginsoma Holdings, Ltd. (Sharon Mosing Miller)

Ryan Charles Miller

Mallory Miller

Erich Mosing

Timothy Dupre Mosing

Estate of Timothy Dupre Mosing

Jeffrey Louis Mosing

JLM Partners, Ltd. (Jeff Mosing)

Delores B. Mosing

Kirkland D. Mosing

Kirkland D. Mosing Family, L.L.C.

Lori Mosing Thomas

Bryceton G. Thomas Trust (Kirk is trustee)

Kendall G. Mosing

Kendall G. Mosing Family, L.L.C.

DBM 2009 QSST-IDG Trust uta December 17, 2009